Exhibit 10.2

PREMIERE GLOBAL SERVICES, INC.

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made and entered into by and among PREMIERE GLOBAL SERVICES, INC., a Georgia corporation (the “Company”), and THEODORE P. SCHRAFFT (“Executive”) on December 20, 2012, to be effective January 1, 2013 (the “Effective Date”).

BACKGROUND STATEMENT

1.	The Company and Executive are parties to that certain Amended and Restated Employment Agreement effective as of July 20, 2006, which agreement has been amended on December 21, 2007, January 23, 2008, December 23, 2008 and January 13, 2010 (the “Employment Agreement”).

2.	The Company and Executive desire to terminate the Employment Agreement as of the Effective Date and enter into this Agreement.

THEREFORE, in consideration of and reliance upon the foregoing Background Statement, the representations and warranties contained in this Agreement and other good and valuable consideration, the Company and Executive agree as follows:

TERMS

Section 1. Definitions. As used in this Agreement, the following terms have the meanings provided below:

“Accrued Bonus” means any earned but unpaid bonus through the date of Termination of Executive’s Employment. Accrued Bonus will be paid in cash in lump sum within forty-five (45) days of Termination of Executive’s Employment.

“Accrued Salary” means Executive’s base salary to the extent not theretofore paid through the date of Termination of Executive’s Employment. Accrued Salary will be paid in cash in a lump sum within forty-five (45) days of Termination of Executive’s Employment.

“Affiliated Entities” means all of the Company’s direct and indirect subsidiaries and affiliated companies. For purposes of this Agreement, a company is affiliated with the Company if it controls, is controlled by or is under common control with the Company.

“Amendment” means an amendment to this Agreement that would modify the restrictive covenants in this Agreement.

“Application” means an application or registration for protection of the Work Product.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as may be amended from time to time.

“Business” means: (i) providing audio, video, web and data conferencing and collaboration services; and (ii) those activities, products and services that are the same as or similar to the activities

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conducted and products and services offered and/or provided by the Company within two (2) years prior to Termination of Executive’s Employment.

“Bylaws” means the Third Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Cash Bonus” means Executive’s cash bonus payable with respect to any quarterly or annual period based upon performance criteria and targets established from time to time by the Board of Directors of the Company or the Compensation Committee (or other authorized committee) of the Board of Directors of the Company. If the Company pays Cash Bonuses on a quarterly basis, then the first, second and third quarter Cash Bonuses, if any, will be paid during the quarter following the end of the relevant quarter. Fourth quarter and annual Cash Bonuses, if any, will be paid in the calendar year following the year in which the bonus was earned, but no later than March 15 of such following year on or about the same date that bonuses for such fiscal year are paid to other executive officers of the Company.

“Cause” means: (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes that Executive has not substantially performed his duties; (ii) the willful engaging by Executive in illegal conduct or gross misconduct which has, or reasonably may be expected to have, a substantial, adverse effect upon the Company; (iii) Executive’s indictment, conviction or entry of a plea of guilty or nolo contendere for the commission or perpetration of any felony or any crime involving dishonesty, embezzlement, theft, moral turpitude or fraud; or (iv) Executive’s breach of any material term or covenant of this Agreement. No act or failure to act by Executive will be considered “willful” unless done or not done in bad faith and without reasonable belief that Executive’s action or omission was legal, proper and in the best interests of the Company. Termination for Cause will not be effective unless the Company delivers to Executive thirty (30) days’ advance written notice setting forth in reasonable detail the allegations of Cause, and Executive does not correct the acts or omissions documented in such notice within such thirty (30)-day period.

“Change in Control” means the occurrence of any of the following events:

(i) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (i); or

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(ii) The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 60% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 80% of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Consummation of:

(A) A merger, consolidation or reorganization involving the Company, unless:

(I) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least fifty one percent (51%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(II) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two thirds (2/3) of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (A) and (B) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”)

(B) A complete liquidation or dissolution of the Company; or

(C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means: (i) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to Executive or of which Executive became aware of as a consequence of Executive’s relationship with the Company, (c) possesses an element of value to the Company and (d) is not generally known to the Company’s competitors; and (ii) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers or customers. Confidential Information includes, but is not limited to: (i) methods of operation; (ii) price lists; (iii) financial information and projections; (iv) personnel data; (v) future business plans; (vi) the composition, description, schematic or design of products, future products or equipment of the Company or any third party; (vii) advertising or marketing plans; (viii) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers or any third party,

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including, but not limited to, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party or (z) otherwise enters the public domain through lawful means.

“Customer” means any person or entity to which the Company has sold its products or services.

“Customer Content” means any nonpublic information or content owned by the Company’s Customers and disclosed to the Company and/or Executive, either directly or through the Company’s services, including technical data, financial information, proprietary information, business information or information protected by a confidentiality agreement between the Company and its Customers.

“Employee” means any person who: (i) is employed by the Company at the time Executive’s employment with the Company ends; or (ii) was employed by the Company during the last year of Executive’s employment with the Company (or during Executive’s employment if employed less than a year).

“Good Reason” means: (i) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities with the Company or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) a material reduction in Executive’s base salary or target bonus opportunity without a corresponding adjustment to, or the provision by the Company to the Executive of, alternate compensation, having an equivalent value, in a different form (including, without limitation, cash incentive awards, stock and stock-based awards, or other property); (iii) a material breach by the Company of any of the provisions of this Agreement, including, but not limited to, Section 15 hereof; or (iv) the Company’s requiring Executive without his consent to be based at any office or location other than the Atlanta, Georgia area. However, no such event described hereunder shall constitute Good Reason unless Executive has given written notice to the Company specifying the event relied upon for such determination within ninety (90) days after the occurrence of such event and the Company has not remedied such situation within thirty (30) days of receipt of such notice. The Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any notice of termination delivered by Executive based on such claimed Good Reason that has been cured shall be deemed withdrawn and shall not be an effective Termination of Executive’s Employment.

“Intellectual Property Rights” are all: (i) patents and associated reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (ii) all inventions, whether patentable or not and whether or not reduced to practice; (iii) registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names, brand names, corporate names, business and product names, internet domain names, internet uniform resource locators and internet protocol addresses and all goodwill associated with these rights; (iv) Trade Secrets, industrial rights, industrial designs; (v) registered and unregistered works of authorship, copyrights, moral rights and publicity rights; (vi) all rights to computer software, computer software source code, proprietary databases and mask works and all documentation and developer tools associated with these; (vii) proprietary rights that are similar in nature to those enumerated in (i) through (vi) anywhere in the

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world; (viii) all enhancements and improvements to and all derivations of any of the rights enumerated in (i) through (vii); and (ix) all applications, registrations and documentation associated with the rights described in (i) through (vii).

“Key Employee” means that, by reason of the Company’s investment of time, training, money, trust, exposure to the public or exposure to Customers, vendors or other business relationships during the course of Executive’s employment with the Company, Executive will gain a high level of notoriety, fame, reputation or public persona as the Company’s representative or spokesperson, or will gain a high level of influence or credibility with the Company’s Customers, vendors or other business relationships, or will be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company. Such term also means that Executive will possess selective or specialized skills, learning or abilities or customer contacts or customer information by reason of having worked for the Company.

“Material Contact” means contact between Executive and a Customer or Prospective Customer: (i) with whom or which Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within two (2) years prior to the date of Termination of Executive’s Employment.

“Material Interaction” means any interaction with an Employee which relates or related, directly or indirectly, to the performance of Executive’s duties or the Employee’s duties for the Company.

“Non-Exempt Deferred Compensation” means non-exempt deferred compensation for purposes of Section 409A of the Code.

“Professional” means an employee who has a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer or a ministerial employee.

“Prorated Bonus” means a prorated portion of the Cash Bonus Executive would have earned with respect to the performance period in which Termination of Executive’s Employment occurs had Executive’s employment not terminated (based on the number of days Executive was employed by the Company during such performance period) and based on actual performance under applicable metrics determined following the conclusion of such performance period.

“Prospective Customer” means any person or entity to which the Company has solicited to purchase the Company’s products or services.

“Recordings” means Executive’s image, likeness, voice or other characteristics in the Company’s products or services, including visual and/or audio recording and still images of Executive created by the Company.

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“Release” means a release and waiver of claims in substantially the form set forth in Exhibit A hereto.

“Restricted Period” means: (i) for the purposes of Section 6.4 hereof, the time period during Executive’s employment with the Company and for one (1) year after Termination of Executive’s Employment; and (ii) as used elsewhere herein, the time period during Executive’s employment with the Company and for two (2) years after Termination of Executive’s Employment.

“Severance Amount” means the amount that is equal to 200% of Executive’s annual base salary in effect on the date of Termination of Executive’s Employment.

“Termination of Executive’s Employment” and any similar phrase shall mean termination or cessation of Executive’s employment with the Company for any reason whatsoever, whether the termination of employment is instituted by Executive or the Company, and whether the termination of employment is with or without Cause or with or without Good Reason.

“Territory” means within each of the following discrete, severable, geographic areas: (i) worldwide; (ii) countries in which the Company has conducted Business within two (2) years prior to the date of Termination of Executive’s Employment; (iii) countries of domicile of Customers or Prospective Customers; (iv) countries of domicile of Customers or Prospective Customers with whom Executive had Material Contact during Executive’s employment with the Company; (v) North America; and (vi) the United States.

“Trade Secrets” means information that is a trade secret as defined under applicable law. In the absence of a definition under applicable law, a “Trade Secret” shall be defined as information or data (other than Confidential Information) of or about the Company, its business, its independent contractors, employees, licensors, suppliers, Customers, Prospective Customers or any third party (including, but not limited to, technical or non‑technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, Customer or Prospective Customer lists, licensors or suppliers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Work Product” means: (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks, trade dress and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images and artistic works and any related application or registrations and each and every original, interim and final version, copy, replica, prototype or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof; (ii) any subject matter (including but not limited to any new and useful process, machine, manufacture, composition, matter or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade dress, Trade Secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein; (iii) any goodwill, commercial and economic benefits, relationship and contracts arising out of or resulting

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from Executive’s employment; and (iv) any Intellectual Property Rights included within and associated with the items described in (i), (ii) and (iii).

Section 2. Termination of Employment Agreement/Release. The Company and Executive hereby terminate the Employment Agreement on the Effective Date.  The Company and Executive acknowledge and agree that the termination of the Employment Agreement does not and shall not result in the vesting, acceleration or triggering of any employment benefit in Executive’s favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, any other right which Executive may have as a shareholder, officer or employee or under any agreement or understanding between Executive and the Company, including, but not limited to, the Employment Agreement.  Executive releases and discharges the Company from any and all claims or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the date Executive signs this Agreement arising out of or relating to the Employment Agreement.

Section 3. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party as specified in this Agreement, with or without good cause or for any or no cause, at the option of either the Company or Executive subject, in all cases, to the other obligations of the parties under this Agreement, including, without limitation, those set forth in Sections 4 and 5.

Section 4. Termination without Cause; Resignation for Good Reason Following a Change in Control. If Executive’s employment with the Company is terminated: (i) by the Company without Cause; or (ii) by Executive for Good Reason following a Change in Control, then this Agreement shall terminate without further obligations to Executive under this Agreement, other than for the payments and benefits set forth in this Section 4, in each case subject to Section 7 hereof, and Executive will be entitled to receive: (i) Accrued Salary; (ii) Accrued Bonus; (iii) Prorated Bonus; (iv) the Severance Amount; and (v) an amount equal to the cost of Executive’s COBRA coverage for eighteen (18) months, determined as of the date of Termination of Executive’s Employment. As a condition to the payment of the amounts in clauses (iv) and (v), Executive will sign the Release. The Release must be signed and returned to the Company within the period of time designated by the Company (not less than seven (7) and not more than sixty (60) days following the Executive’s receipt of such Release), and any revocation period required by law or applicable regulation with respect to the release and waiver of claims contained in the Release must expire without Executive’s revoking or causing it to be revoked. The amounts in clauses (iv) and (v) will be payable in cash in a lump sum within seventy-five (75) days following the date of termination (the actual date during such period to be determined by the Company in its sole discretion).

Section 5. Termination for Cause; Resignation.

(a) If Executive’s employment with the Company is terminated by the Company for Cause, or if Executive terminates his employment with the Company prior to a Change in Control or without Good Reason following a Change in Control, this Agreement shall terminate without further obligations to Executive other than for payment of: (i) Accrued Salary; (ii) Accrued Bonus; and (iii) any other payment required by law.

(b) Executive shall give the Company at least thirty (30) days’ written notice prior to any such resignation prior to a Change in Control or without Good Reason following a Change in Control.

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Section 6. Restrictive Covenants.

6.1 Acknowledgements.

(a) Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon his right to work or earn a living upon Termination of Executive’s Employment with the Company, and: (i) Executive (a) serves the Company as a Key Employee; and/or (b) serves the Company as a Professional; and/or (c) customarily and regularly solicits Customers and/or Prospective Customers for the Company; and/or (d) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be provided or performed by others in the Company; and/or (e) (1) has a primary duty of managing a department or subdivision of the Company, (2) customarily and regularly directs the work of two or more other employees and (3) has the authority to hire or fire other employees; and/or (ii) Executive’s position is a position of trust and responsibility with access to: (a) Confidential Information; (b) Trade Secrets; (c) information concerning employees of the Company; (d) information concerning Customers of the Company; and/or (e) information concerning Prospective Customers of the Company.

(b) Executive further represents and warrants that: (i) he is not subject to any legal or contractual duty or agreement that would prevent or prohibit him from performing his duties for the Company or complying with this Agreement; and (ii) he is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

6.2 Confidential Information and Trade Secrets. Executive shall not: (i) both during and after his employment with the Company, use, disclose or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s business, except as authorized in writing by the Company; (ii) during Executive’s employment with the Company, use, disclose or reverse engineer (a) any confidential information or trade secrets of any former employer or third party or (b) any works of authorship developed in whole or in part by him during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the Termination of Executive’s Employment for any reason, (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in his possession or control or (b) destroy, delete or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations in this Section 6.2 shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information.

6.3 Non-Solicitation.

(a) During the Restricted Period, Executive shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. These restrictions apply only to Customers with whom Executive had Material Contact during the term of his employment.

(b) During the Restricted Period, Executive shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. These restrictions apply only to Prospective Customers with whom Executive had Material Contact during the term of his employment.

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(c) During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit or induce any Employee to: (i) terminate his or her employment relationship with the Company; or (ii) work for any other person or entity engaged in the Business. These restrictions shall apply only to Employees: (i) with whom Executive had Material Interaction; or (ii) Executive, directly or indirectly, supervised.

6.4 Non-Compete. During the Restricted Period, Executive shall not, on his own behalf or on behalf of any person or entity, engage in the Business in the Territory. This restriction is specifically limited to the performance of any of the activities which Executive performed, or which are substantially similar to those which Executive performed, for or on behalf of the Company. Nothing in this Agreement shall be construed to prohibit Executive from performing activities which he did not perform for or on behalf of the Company.

6.5 Assignment of Rights. Executive acknowledges and agrees that, as between Executive and the Company, the Company shall own, and Executive hereby assigns to the Company, all right, title and interest, including, without limitation all Intellectual Property Rights, in and to any existing and future Work Product that: (i) is created within the scope of Executive’s employment; (ii) is based on, results from, or is suggested by any work performed within the scope of Executive’s employment and is related to the Company’s business; (iii) has been or will be paid for by the Company; or (iv) was created or improved in whole or in part through use of the Company’s time, personnel, resources, data, facilities or equipment. All Work Product, to the extent permitted by applicable law, shall constitute work made for hire and shall be owned upon its creation exclusively by the Company.

Executive shall not take any actions inconsistent with the provisions of this Section 6.5, including but not limited to the execution of any agreements with any third parties that may affect the Company’s title in and to any Work Product. At the Company’s request, Executive agrees to perform, during or after Executive’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including additional written assignments to the Company), whether for filing an Application or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world; (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company; (iii) reviewing and approving Applications and other related papers; or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. Executive agrees to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Executive’s possession or control and is reasonably available and retrievable.

Executive agrees to disclose to the Company and provide the Company with a complete written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product and upon request by the Company. Executive’s failure to provide such a description to the Company, or the Company’s failure to request such a description from Executive, will not alter the rights of the Company to any Work Product under this Section 6.5.

6.6 Non-Disparagement. Executive shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company. The Company shall promptly instruct the members of the Company’s Board of Directors and the Company’s named executive officers, each as of the date of Termination of Executive’s Employment, not to make or authorize others to make on

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behalf of the Company any disparaging or defamatory statements, whether written or oral, regarding the Executive.

6.7 Authorization. During the Restricted Period, Executive shall provide a copy of this Agreement to persons and/or entities for whom Executive works or consults as an owner, partner, joint venturer, employee or independent contractor. During the Restricted Period, Executive authorizes the Company to provide a copy of this Agreement to persons and/or entities whom Executive works or consults as an owner, partner, joint venturer, employee or independent contractor.

6.8 Return of Materials and Company Property Upon Termination of Executive’s Employment. Upon Termination of Executive’s Employment with the Company, Executive shall return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phones, keys, passcards, credit cards, Confidential Information, Trade Secrets and any other property, record, document or piece of equipment belonging to the Company. Executive shall not: (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in his possession, custody or control; or (ii) destroy, delete or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent.

6.9 Consent. During Executive’s employment, Executive consents to the Company’s use of the Recordings. Executive further consents to the Company’s continued use of the Recordings following Termination of Exectuive’s Employment, provided that any proposed modification to such Recordings or use inconsistent with the Company’s use prior to Termination of Executive’s Employment shall require Executive’s prior consent. Subject to the foregoing, Executive releases the Company from any cause of action which he has or may have arising out of the use, distribution, adaptation, reproduction, broadcast or exhibition of the Recordings.

6.10 Remedies.

(a) Executive agrees that if he breaches any of the restrictive covenants set forth in this Section 6: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (iii) if the Company seeks injunctive relief to enforce any of the restrictions in this Agreement, Executive shall waive and shall not: (a) assert any defense that the Company has an adequate remedy at law with respect to the breach; (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information; or (c) require the Company to post a bond or any other security. Nothing in this Agreement shall limit the Company’s right to any other remedies at law or in equity. The confidentiality, property and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties.

(b) Each of the restrictive covenants set forth in this Agreement shall be construed as an agreement independent of: (i) any other agreements; or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in this Agreement by reason of any breach of: (i) any other part of this Agreement; or (ii) any other agreement with Executive.

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6.11 Affiliated Entities. For purposes of this Section 6: (i) all references to the Company shall include the Company and its Affiliated Entities; and (ii) all references to the Company in defined terms used in this Section 6 shall include the Company and its Affiliated Entities.

Section 7. 409A Compliance.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable hereunder by reason of Termination of Executive’s Employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by Section (c) below.

(c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. 1.409A-3(j)(4)(ii) (domestic relations order), j(4)(iii) (conflicts of interest) or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh (7th) month following Executive’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of (a) a date no later than thirty (30) days after Executive’s death or (b) the first day of the seventh (7th) month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.

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For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Company’s Specified Employees and its application of the six (6)-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(d) All reimbursements and in-kind benefits provided under this Agreement, including those provided under Section 4 that are includible in Executive’s federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that: (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e) Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

(f) Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a Release, such Release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such sixty (60)-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year.

Section 8. Indemnification. The Company agrees, to the maximum extent permitted by law and the Bylaws and Articles of Incorporation of the Company, to defend and indemnify Executive against and to hold Executive harmless from any and all claims, suits, losses, liabilities, and expenses (including disputes arising under this Agreement and including reasonable attorneys’ fees and payment of reasonable expenses incurred in defending against such claim or suit as such expenses are incurred) asserted against Executive for actions taken or omitted to be taken by Executive in good faith and within the scope of his responsibilities as an officer or employee of the Company. If requested by Executive, the Company shall advance to Executive, promptly following the Company’s receipt of any such request, any and all expenses for which indemnification is available hereunder, subject to the requirements of applicable law and the Company’s Bylaws and Articles of Incorporation.

Section 9. Severability. Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

Section 10. Waivers. A waiver by a party to this Agreement of any breach of this Agreement by the other party will not operate or be construed as a waiver of any other breach or of the same breach

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on a future occasion. No delay or omission by either party to enforce any rights it may have under this Agreement will operate or be construed as a waiver.

Section 11. Modification. This Agreement may not be modified or amended except by a writing signed by the Company and Executive. Executive agrees that, at any time during his employment, if requested by the Company, he shall sign an Amendment based on changes to his duties, changes in the Company’s business or changes in the law regarding restrictive covenants. Executive agrees that he shall not be entitled to any additional consideration to execute the Amendment. Executive agrees that his refusal to sign any such Amendment shall constitute a material breach of this Agreement and the terms of Executive’s employment with the Company.

Section 12. Drafting.

(a) The various headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any of the provisions of this Agreement.

(b) Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender will include the masculine, feminine and neuter genders.

Section 13. Counterparts. This Agreement may be executed in several counterparts, including, but not limited to, facsimiles and scanned images, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Section 14. Survival of Representations and Warranties. The respective representations and warranties of the parties to this Agreement will survive the execution of this Agreement and continue without limitation.

Section 15. Assignment; Binding Effect.

(a) Neither this Agreement nor any right or interest hereunder shall be assignable by either Executive or the Company without the other party’s prior written consent; provided, however, that nothing in this Section 15 shall preclude: (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death; or (ii) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or stock of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) Except as otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, administrators, executors, successors and assigns.

Section 16. Waiver of Jury. With respect to any dispute which may arise in connection with this Agreement, each party to this Agreement hereby irrevocably waives all rights to demand a jury trial.

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Section 17. Entire Agreement. With respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.

Section 18. Governing Law; Venue. The laws of the State of Georgia shall govern this Agreement, and if Georgia’s conflict of law rules would apply another state’s laws, Executive and the Company agree that Georgia law shall still govern. The Company and Executive each agrees that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. The Company and Executive each consents to the personal jurisdiction of the state and/or federal courts located in Georgia, and waive (a) any objection to jurisdiction or venue or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

Section 19. Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, two (2) days after being mailed postage prepaid by certified or registered mail with return receipt requested, or when delivered by overnight delivery service or by facsimile to the recipient at the following address or facsimile number, or to such other address or facsimile number as to which the other party subsequently shall have been notified in writing by such recipient:

If to the Company:	If to Executive:

Premiere Global Services, Inc.	Theodore P. Schrafft
The Terminus Building
3280 Peachtree Road, NE, Suite 1000
Atlanta, GA 30305-2422
Attention: General Counsel
Facsimile: (404) 262-8540

(Signatures on the Following Page)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PREMIERE GLOBAL SERVICES, INC.		EXECUTIVE

By:	/s/ Scott Askins Leonard	/s/ Theodore P. Schrafft
	Scott Askins Leonard	Theodore P. Schrafft

Its:	EVP – Legal, General Counsel and Secretary

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